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                                                                    EXHIBIT 99.1
[PSC LOGO]
                                                                    NEWS RELEASE
                                                     Contact: Michael W. Ramirez
                                                                    713-625-7047
                                                         mramirez@contactpsc.com

          PSC FILES IN CANADA UNDER CCAA AS PART OF REORGANIZATION PLAN

HOUSTON, TX, September 19, 2003 - Philip Services Corporation ("the Company") (OTC: PSCD.PK; TSE:PSC) announced today that it and certain of its subsidiaries, including its two Canadian operating subsidiaries, Philip Services Inc. and Philip Analytical Services Inc., have filed voluntary applications for protection under the Companies' Creditors Arrangement Act with the Ontario Superior Court of Justice (Commercial Division)("the Canadian Court") in Toronto, Canada.

The purpose of the Canadian filing is to assist the Company in carrying out the reorganization plan sponsored by High River Limited Partnership, an affiliate of Carl C. Icahn (the "High River Plan"), which was selected by the Company and which selection was affirmed by the U.S. Bankruptcy Court by order made on September 12, 2003. (See Release dated September 12, 2003.) Under the Canadian filing, the Canadian Court has (i) recognized the U.S. Bankruptcy Proceedings ("the US Proceedings"), (ii) stayed all claims by Canadian claimants against the Company and its subsidiaries subject to the Chapter 11 proceedings under the U.S. Bankruptcy Code (the "US Debtors"), and (iii) directed all Canadian claimants with claims against the US Debtors to assert such claims in the US Proceedings. The recognition of the US Proceedings by the Canadian Court will facilitate the effective coordination of the Company's restructuring in both countries.

"We will continue to provide our Canadian customers with the high level of service that we have delivered in the past, pay employees in the normal course, and continue their ordinary course benefits," said Robert L. Knauss, Principal Executive Officer and Chairman of the Board. Mr. Knauss added, "the implementation of the High River Plan will start us on the road to recovery and financial stability, and, upon confirmation of the Plan, will provide assurance that the Company will emerge as an ongoing entity no longer burdened by excess debt and troublesome legacy issues which will benefit all stakeholders."

Ernst & Young Inc. has been appointed as interim receiver over the key business assets of the Company's Canadian subsidiaries to facilitate the Canadian transactions required by the High River Plan. Under the High River Plan, High River Limited Partnership, among other things, will provide an exit loan facility of US$150 million to the reorganized Company and will pay US$20 million for a 20% equity interest in the reorganized Company on the effective date of a plan of reorganization. On completion, entities owned by Carl C. Icahn would, in the aggregate, own a majority of the outstanding shares of the reorganized Company. The business operations of the Canadian subsidiaries would be continued by one or more new subsidiaries of the reorganized Company.
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A disclosure statement for the plan of reorganization and the plan of reorganization itself have not yet been presented to or approved by the U.S. Bankruptcy Court for the Southern District of Texas. The approval of the Canadian Court will also be necessary before completion of the Canadian transactions required by the High River Plan. Confirmation of the High River Plan is, as in all Chapter 11 proceedings, subject to confirmation by a vote of certain creditors and no assurance can be given that the Plan will be confirmed as currently proposed.

ABOUT PHILIP SERVICES CORPORATION

Headquartered in Houston, Texas, Philip Services Corporation is an industrial and metals services company with two operating groups: PSC Industrial Services provides industrial cleaning and environmental services; and PSC Metals Services delivers scrap charge optimization, inventory management, remote scrap sourcing, by-products services and industrial scrap removal to major industry sectors throughout North America. The Company and most of its U.S.-domiciled subsidiaries filed for Chapter 11 protection on June 2, 2003.

For more information about the Company, call 713/623-8777.

                                       END

FORWARD-LOOKING STATEMENTS:

Certain information contained in this news release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include: the effect of the Company's filing under Chapter 11 of the Bankruptcy Code and under the CCAA on its relations with customers, employees, suppliers, and lenders both during bankruptcy and after emergence; the adequacy of funding for the Company's operations; the inability to achieve confirmation of the plan of reorganization and actions that may be filed by third parties in the United States Bankruptcy Court for the Southern District of Texas or the Ontario Superior Court of Justice, including actions seeking to liquidate rather than reorganize the Company; the impact of price and product competition; litigation risks; environmental and regulatory risks, reliance on key employees; commodity price and credit risks; insurance carrier risk; control by principal stockholders; limitations in the Company's Certificate of Incorporation; the dependence on outsourcing trends; and risks associated with acquisitions and divestitures. For additional information with respect to certain of these and other factors, see the reports filed by the Company with the United States Securities and Exchange Commission. Philip Services Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.